UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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ANIXTER INTERNATIONAL INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2019
To the Stockholders of Anixter International Inc.:
The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 7th Floor, Chicago, Illinois on Thursday, May 23, 2019, at 8:30 a.m., for the following purposes:

(1)	to elect 14 directors nominated by the Board of Directors;

(2)	to hold an advisory vote to approve executive compensation;

(3)	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2019; and

(4)	to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on March 25, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.
A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended December 28, 2018 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the company’s website at http://www.anixter.com/InvestorRelations.
By Order of the Board of Directors
JUSTIN C. CHOI
Executive Vice President, General Counsel & Secretary
Glenview, Illinois
April 18, 2019

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019.
The 2019 Proxy Statement is available at http://www.anixter.com/proxy
The 2018 Annual Report is available at http://www.anixter.com/annualreport

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
OF ANIXTER INTERNATIONAL INC.
To Be Held May 23, 2019
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc. Our corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to our stockholders on or about April 18, 2019. Proxies solicited by the Board of Directors are to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 23, 2019, at 8:30 a.m., at Two North Riverside Plaza, 7th Floor, Chicago, Illinois, or any adjournment(s) or postponement(s) thereof.
At the Annual Meeting you will be asked to vote on the following three proposals:

1.	Election to our Board of Directors of the 14 nominees named in this Proxy Statement (Proposal 1);

2.	Approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as “Say on Pay” (Proposal 2); and

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal 3).
Our Board of Directors recommends a vote “FOR” the election of each nominee for director named in this Proxy Statement, “FOR” the approval of executive compensation and “FOR” the ratification of the appointment of Ernst & Young LLP.
If you are a stockholder of record and you sign and return your proxy without making any selections, your shares will be voted in accordance with the Board’s recommendations.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the meeting other than those disclosed in this Proxy Statement.
Who can vote at the Annual Meeting?
Each share of our common stock issued and outstanding is entitled to one vote on each matter. Only stockholders of record as of the close of business on March 25, 2019, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting. As of March 25, 2019, there were 33,678,825 shares of our common stock issued and outstanding.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc.
You are a “beneficial owner” of shares held in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization. The organization holding your account is considered the stockholder of record. However, you, as the beneficial owner, have the right to instruct that organization on how to vote the shares held in your account.
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	In Person. You may vote your shares of common stock in person at the meeting.

•	By Mail. You may vote by proxy by signing and dating the enclosed proxy card and returning it by mail.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the proxy card.
If you are a beneficial owner of shares held in street name (for example, in the name of a bank, broker or other record holder), you must vote your shares in accordance with the voting instruction form provided by your bank, broker or other holder of record. If you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record in order to vote in person at the meeting.
Can I change my vote?
You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to us a written notice of revocation prior to or at the meeting,

•	submitting a later dated proxy by mail, telephone or the Internet, or

•	attending the meeting and voting your shares in person.
If you are a beneficial stockholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.
What is a “broker non-vote”?
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
What happens if I do not give specific voting instructions?
If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (that is, “FOR” the election of each director nominee and “FOR” each of Proposals 2 and 3 and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If your shares are held in street name, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2019 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors and the company’s executive compensation. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.
What is the quorum requirement for the Annual Meeting?
A quorum is the minimum number of shares that must be present in order to transact business at the Annual Meeting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What is the voting requirement to approve each of the proposals?
The election of directors (Proposal 1) will be determined by a majority of the votes cast. To be elected, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. An abstention or broker non-vote will have no effect on the election of directors. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card or the voting instruction form provided by your broker.
The non-binding advisory vote to approve executive compensation (Proposal 2) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against this proposal. A broker non-vote will have no effect on this proposal. Your broker will not be able to vote your shares with respect to this proposal if you do not provide instructions to your broker.
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.
Since Proposal 2 is a non-binding advisory vote, what is the effect if it is approved?
Although the advisory votes on Proposal 2 is non-binding, our Board and the Compensation Committee will review the results and take them into account in making future decisions regarding executive compensation.
Will the voting results of the Annual Meeting be made available?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
We are paying the costs of this solicitation of proxies. We may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in doing so. In addition, we have retained Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,500 plus expenses.
In addition to soliciting proxies by mail, our directors, officers and regular employees may, without additional compensation, solicit proxies on our behalf from stockholders personally or by telephone, facsimile, Internet or other means of communication.
How can I attend the Annual Meeting?
Only stockholders as of the record date and our invited guests may attend the Annual Meeting. Admission will be on a first-come, first-served basis. To be admitted to the meeting, you must present an appropriate form of personal identification verifying your name is on our stockholder list. If your shares are held in street name, you should also bring a brokerage statement indicating your ownership of the shares as of the record date and a letter from your bank, broker or other holder of record confirming your beneficial ownership of such shares. If you wish to vote your shares held in street name at the meeting, you must obtain a proxy from your bank, broker or other holder of record and bring the proxy to the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors has nominated the 14 individuals named below for election as directors. Of the 14 nominees, all currently serve as directors. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of our by-laws. The number of directors has been set by the Nominating and Governance Committee at 14.
The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of changing requirements, our assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.
The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity, absence of conflict and the ability and commitment to devote sufficient time and energy to Board service.
Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.
The following table sets forth the name and age as of March 25, 2019 of each nominee for director of the company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the company, his or her principal occupation(s) for the last five years, any directorships currently held, or held during the past five years, by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or which are registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information
Lord James Blyth, 78.............
Director since 1995; Chairman since May 2014 of Greycastle Holdings Ltd., a reinsurance business; Senior Advisor from 2007 to 2014, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company.
Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints. Lord Blyth is one of the Audit Committee financial experts.

Name and Age	Qualifications, Experience and Biographical Information
Frederic F. Brace, 61...........
Director since 2009; Chairman and Chief Executive Officer since 2012 of Beaucastel LLC, a consulting company; Director, President and Chief Executive Officer from 2015 to 2017 of Midstates Petroleum Company, Inc., an exploration and production company (in April 2016, Midstates Petroleum Company, Inc. filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in October 2016); President from January 2014 to December 2014 of Niko Resources Ltd., an exploration and production company; various executive officer positions from 2010 to March 2012 at The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012); Executive Vice President and Chief Financial Officer from 2002 to 2008 and various senior management positions since 1988 of UAL Corporation, an air transportation company. Director of iHeartMedia, Inc.; former director of Midstates Petroleum Company, Inc., Niko Resources, Edison Mission Energy and The Standard Register Company.
Mr. Brace’s experience as a Chief Executive Officer, Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into our financial and strategic performance. He also serves as Chairman of the Audit Committee of iHeartMedia, Inc. Mr. Brace is one of the Audit Committee financial experts.

Linda Walker Bynoe, 66.....
Director since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Prudential Retail Mutual Funds and Northern Trust Corporation; Trustee of Equity Residential; former director of Simon Property Group, Inc. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.
Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the company and in adopting sound internal control and governance practices. She is one of the Audit Committee financial experts and chairs the Nominating and Governance Committee.

Robert J. Eck, 60.................
Director since 2008; Chief Executive Officer from 2008 to 2018, and President from July 2008 to June 2017, of the company and of Anixter Inc., a subsidiary of the company; various executive and senior management positions since 1990 of Anixter Inc. Director of Ryder System, Inc. since 2011 and a member of the Board of Trustees for Marquette University since September 2014.
Through his long tenure with our company in a variety of leadership roles, Mr. Eck has unique knowledge and insight into the complexities of our businesses, competitive and financial positions, and strategic opportunities and challenges. As the Chief Executive Officer of our company for 10 years, Mr. Eck presided over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the company’s strategic plans.

Name and Age	Qualifications, Experience and Biographical Information
William A. Galvin, 56.........
Director since 2018; President and Chief Executive Officer since July 2018; President and Chief Operating Officer from July 2017 to July 2018; Executive Vice President - Network and Security Solutions from 2007 to June 2017 of the company and of Anixter Inc., a subsidiary of the company; various executive and senior management positions since 1987 of Anixter Inc.
Mr. Galvin has over 31 years of experience with the company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about our capabilities and initiatives, thereby facilitating the Board’s role in setting strategic direction.

F. Philip Handy, 74.............
Director since 1986; a private investor; Founder and Chief Executive Officer since 1980 of Winter Park Capital, an investment firm; Chief Executive Officer from 2001 to 2015 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Board member of several non-profit organizations including Excellence in Education National and The McCain Institute; former director of Owens Corning, Inc., Ignite Restaurant Group, Inc., the Florida State Board of Education, WCI Communities, Inc., Rewards Network Inc., the National Board for Education Sciences, Lighting Science Group and Stand for Children.
Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His previous membership on the compensation committee of another large public company provides additional perspective to our Compensation Committee, which he chairs. Mr. Handy has formerly served as vice-chairman of the Board of the National Board for Education Sciences and the chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 77...........
Director since 1985; a private investor; Founder of Melvyn N. Klein Interests; President from 1987 until 2008 of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P.; Attorney and counselor-at-law since 1968; Director and Chairman of the Board of Par Pacific Holdings, Inc. until January 2019 when he became Director and Chairman Emeritus; director of Harbert, Inc. and JAKK Holding Corp.; former Chairman of the Board of Visitors of the M.D. Anderson Cancer Center.
Mr. Klein has served on the Board during the entire evolution of our strategy and has helped guide us through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. In addition, Mr. Klein had an integral role in successfully building a number of industry-leading companies, including Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy) and the predecessors of Tenet Healthcare Corporation, Archrock Inc. and Exterran Corp. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. He has been a member (since 1996) and a director (since 1997) of the Horatio Alger Association of Distinguished Americans. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor, and his extensive public company board experience, assist the Board in its risk evaluation, corporate governance and oversight role. Mr. Klein’s experience and accomplishments in building businesses, including a number of industry leading companies and his experience in senior positions within the public sector adds depth and perspective to the Board. Mr. Klein chairs our Audit Committee and is one of its financial experts.

Name and Age	Qualifications, Experience and Biographical Information
Jamie Moffitt, 49................
Director since 2018; Vice President for Finance & Administration and CFO since 2012, and various finance and administration positions since 2003, of the University of Oregon, a large public research university. Ms. Moffitt served on the Audit Committee of the PAC-12 Athletic Conference.
Ms. Moffitt brings to the Board extensive operational experience managing a wide range of administrative functions for a large, complex organization with over 6,500 employees and roughly 23,000 students. She holds executive responsibility for oversight of approximately 25 departments including human resources operations, budget and resource planning, treasury operations, financial services, employee and labor relations, environmental health and safety, emergency management, risk management and insurance, university police, campus planning, design and construction, facilities operations, parking and transportation, and utilities and energy.

George Muñoz, 67..............
Director since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer from 1997 to 2001 of Overseas Private Investment Corporation; Assistant Secretary and Chief Financial Officer from 1993 to 1997 of the U.S. Treasury Department; Director of Marriott International, Inc., Altria Group, Inc. and Laureate Education, Inc. He is also a Trustee of the National Geographic Society since 2004.
Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He is a Certified Public Accountant and chairs the audit committees of Altria Group, Inc. and Laureate Education, Inc.

Scott R. Peppet, 49..............
Director since 2014; President of the Chai Trust Company, LLC since 2018; Professor of Law since 2000 at the University of Colorado Law School; Director of Equity Lifestyle Properties, member of the Investment Committee of Chai Trust Company, LLC and the Ownership Committee of Equity International. Mr. Peppet is the son-in-law of Samuel Zell.
Mr. Peppet brings experience in contracts, negotiations, complex transactions, legal ethics, privacy law and technology to the Board along with an outstanding record of leadership and deep experience in the legal field. He has authored several articles on the ways in which information technologies are changing markets and the policy implications of such technologies, which have been presented at the Federal Trade Commission, the International Conference on Privacy and Data Protection, the Privacy Law Scholars Conference, and other invited venues. Mr. Peppet’s work has been recognized in various news publications, including the New York Times and on National Public Radio.

Valarie L. Sheppard, 55......
Director since 2015; Senior Vice President, Comptroller and Treasurer since 2013 and Vice President and Comptroller since 2005 of The Procter & Gamble Company, a leading manufacturer and marketer of packaged consumer goods; Board member of the Cleveland Federal Bank.
Ms. Sheppard brings to the Board important perspective on international business from a large multi-national corporation. She also brings expertise on business unit finance, strategy development, mergers & acquisitions and corporate finance matters. Ms. Sheppard has experience serving on multiple non-profit and joint venture boards. Ms. Sheppard is one of the Audit Committee financial experts.

Name and Age	Qualifications, Experience and Biographical Information
William S. Simon, 59..........
Director since 2019; Senior Advisor since 2014 to KKR, an investment firm, and President since 2014 of WSS Venture Holdings, LLC, a consulting and investment company; President and Chief Executive Officer from 2010 to 2014 and Chief Operating Officer from 2007 to 2010, of Walmart U.S., a leading retail corporation; director of Darden Restaurants, Inc. and Chico’s FAS Inc.; former director of Agrium, Inc.
Mr. Simon brings to the Board extensive operational experience as the President, Chief Executive Officer and Chief Operating Officer of a leading complex global company. He has experience serving on multiple public company boards.

Charles M. Swoboda, 52.....
Director since 2019; President since 2017 of Cape Point Advisors, LLC, a private consulting company; Chief Executive Officer from 2001 to 2017, Chairman of the Board of Directors from 2005 to 2017, and director from 2000 to 2017 of Cree Inc., a publicly traded manufacturer of semiconductors and lighting products.
Mr. Swoboda was formerly the Chairman and Chief Executive Officer of a public company with 17 years of experience serving on the board of a public company. He brings to the Board extensive experience in technology and strategic planning, with deep expertise of the electrical and lighting businesses.

Samuel Zell, 77...................
Director since 1984, Chairman of the Board of Directors of the company since 1985; Founder and Chairman since 1968 of Equity Group Investments, a private investment company; Chairman of the Board of Trustees since May 2014 of Equity Commonwealth, an equity real estate investment trust (REIT) that owns and operates office properties; Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation, an energy-from-waste company. Mr. Zell is also Founder and Chairman of the Board of Equity Lifestyle Properties, Inc., a manufactured home community and resort REIT; Founder and Chairman of the Board of Trustees of Equity Residential, an apartment REIT. Mr. Zell is the father-in-law of Scott R. Peppet.
Mr. Zell is an active investor in public and private companies around the world. He is a well-known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with strategic direction and access to a network of resources across a broad range of industries. Mr. Zell is affiliated with our largest investor and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE
NOMINEES TO THE BOARD OF DIRECTORS
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the company’s named executive officers. The current frequency of the advisory vote on executive compensation is annually and the next such vote will be held at our 2020 Annual Meeting of Stockholders.
The Board of Directors encourages our stockholders to carefully review the Compensation Discussion and Analysis (“CD&A”) and Executive Compensation sections of this Proxy Statement for a complete discussion of the company’s compensation program for named executive officers. The underlying philosophy of our executive compensation program is to align executive rewards with the overall return to stockholders and company performance. In addition, the objectives of the executive compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and our stockholders

•	be consistent with our corporate governance principles
We believe our executive compensation program has been effective in achieving these goals. For example, our compensation program:

•	is overseen by an independent Compensation Committee

•
benchmarks primary components of compensation (salary, cash compensation and total compensation), targeting a range around the 50th percentile of compensation paid to executives at a comparison group of companies

•	allows for compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for senior executives

•	incorporates a three or four-year vesting period for nearly all equity awards to emphasize long term performance

•	does not provide guaranteed increases in salary, annual incentive awards or long term equity incentives

•	provides annual incentive awards based solely on performance

•
employs all executive officers “at will,” with termination benefits only paid on a Change in Control resulting in a qualifying termination or in certain other limited circumstances, such as in connection with a merger or acquisition

•	provides retirement benefits through defined contribution savings vehicles

•	does not provide tax reimbursement on perquisites for named executive officers, with the exception of relocation expenses

•	does not allow re-pricing or replacing of outstanding options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating our executive compensation program.
WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has re-appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2019, subject to ratification by our stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and the Independent Registered Public Accounting Firm and Their Fees sections of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. If the stockholders should fail to ratify the appointment of Ernst & Young LLP, the Audit Committee would reconsider the appointment.
WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2019

CORPORATE GOVERNANCE
Governance Guidelines and Charters
The operation of the Board of Directors is governed by our corporate by-laws and Corporate Governance Guidelines. The operations of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Nominating and Governance Committee regularly reviews corporate governance documents and makes recommendations to the Board of Directors for modifications as warranted. The Corporate Governance Guidelines and each of the committee charters can be viewed on our website at: http://www.anixter.com/CorporateGovernance. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference.
Code of Ethics
We have a longstanding Global Business Ethics and Conduct Policy which is applicable to all directors and employees, including the principal executive officer, the principal financial officer, the principal accounting officer and other officers. Our Global Business Ethics and Conduct Policy can be viewed on our website at: http://www.anixter.com/Ethics. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference.
Director Independence
The Board of Directors determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the company. Independence is determined by the Board after presentation and discussion of questionnaire responses. The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the company. A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the company and its stockholders. Based on this procedure, directors and nominees, except for Mr. Eck and Mr. Galvin, were found to be independent.
Board of Directors
The Board of Directors held four meetings in 2018. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served that were held when he or she was a director. We encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the 2018 Annual Meeting of Stockholders.

Board Committees
The Board has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has determined that the Chairs and all committee members are independent under applicable NYSE and SEC rules for committee memberships. The Chairs and members of each committee are shown in the table below.

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lord James Blyth	—	Member	Member	Member
Frederic F. Brace	—	Member	Member	Member
Linda Walker Bynoe	Member	Member	Member	Chair
Robert J. Eck	—	—	—	—
F. Philip Handy	Member	—	Chair	Member
Melvyn N. Klein	Member	Chair	Member	Member
Jamie Moffitt	—	Member	Member	Member
George Muñoz	—	—	Member	Member
Scott R. Peppet	—	—	—	—
Valarie L. Sheppard	—	Member	Member	Member
William S. Simon	—	—	Member	Member
Stuart M. Sloan	—	—	Member	Member
Charles M. Swoboda	—	—	Member	Member
Samuel Zell	Chair	—	—	—
Executive Committee
The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee did not meet in 2018.
Audit Committee
The Audit Committee is primarily responsible for overseeing:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	the qualifications and independence of our independent registered public accounting firm

•	the performance of our independent registered public accounting firm and our internal audit function
In addition to its oversight, the Audit Committee is directly responsible for the appointment and compensation of the company’s independent registered public accounting firm.  Ernst & Young LLP has been the company’s independent registered public accounting firm since 1980.  The Audit Committee was involved in the selection of the current lead partner in 2017.  Considering the relative benefits, challenges, overall advisability, and potential impact of selecting a different independent registered public accounting firm, the Audit Committee believes that the company’s current choice of independent registered public accounting firm is in the best interest of the company and its stockholders.
Each member of the Audit Committee is independent and has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission.  No member of the Audit Committee serves on more than three public company audit committees.
The Audit Committee held eight meetings in 2018.

Compensation Committee
The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including executive salaries, annual incentive compensation, benefit plans and equity-based grants.
The essential functions of the Compensation Committee are to:

•
annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of our other senior executives, including the named executive officers

•	select the companies included in the comparison group for senior executive compensation levels, incentive design practices and relative performance

•
retain overall responsibility for approving, evaluating, modifying, monitoring and terminating our compensation and benefit plans, policies and programs, including all employment, severance and Change in Control agreements, supplemental benefits and perquisites in which executives subject to the Compensation Committee’s review participate

•	recommend new or modified cash or equity-based incentive plans to the Board

•	recommend the form and amount of compensation for non-employee directors to the Board

•
review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	review and discuss with management recent Say on Pay vote results
The Compensation Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. PricewaterhouseCoopers (PwC) served as the Compensation Committee's independent compensation consultant (the "Consultant") from 2005 through June 2018 and as Consultant to the Compensation Committee when compensation decisions were made for 2018. Effective July 1, 2018, the Compensation Committee retained Meridian Compensation Partners, LLC to serve as the new Consultant. The Compensation Committee may delegate certain of its activities with regard to the Consultant to the Committee Chairman and/or representatives from our management, as appropriate.
The Compensation Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Compensation Committee’s charter, including Compensation Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Compensation Committee’s determination of the amount and form of director and executive compensation.
Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Compensation Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive (other than the Chief Executive Officer), which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate manager is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Compensation Committee. Our Chairman of the Board (who is not an executive of the company), in consultation with the Compensation Committee Chairman, is responsible for providing the recommendation to the Compensation Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award.

These recommendations are based, in part, on a review of competitive market data provided to management and the Compensation Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at a range around the 50th percentile of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.
In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.
After the Chairman of the Board and the Compensation Committee Chairman develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Compensation Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and the Compensation Committee Chairman and presented to the full Compensation Committee for review, discussion, final determination and approval.
The Compensation Committee held five meetings in 2018.
Nominating and Governance Committee
The Nominating and Governance Committee identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.
The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.
The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify our Corporate Secretary no later than 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.
The Nominating and Governance Committee held three meetings in 2018.
Executive Sessions
Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that

Committee. If the Chairman of the Board is not present, a lead director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.
Board Leadership Structure
The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.
At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of our strategy and is in the best interest of our stockholders.
Our current Chairman, Samuel Zell, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for our stockholders.
Succession Planning
The Board regularly reviews short and long-term succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the company’s global business strategies, opportunities and challenges.
The Board also considers its own composition and succession plans. Discussion of these topics is an important part of the annual Board evaluation process. In Director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the company in light of the overall composition of the Board with a view of achieving a balance of the skills, experience and attributes that would be beneficial to the Board’s oversight role.
The Board’s Role in Risk Oversight
Overseeing our risk management processes and practices is a key function and competence of the Board and its committees.
Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in our business and risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation program designs and related risk-mitigating factors; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.
These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.
Communicating with the Board of Directors and Non-Management Directors
Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors, may do so by directing such communications to our Corporate Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters
We limit the number of corporate boards on which our directors and director nominees may serve to six, including their directorship with us. Directors who serve as chief executive officers of another public company may only serve on two corporate boards including their directorship with us. Nominees to our Board must declare their intent to reduce their board commitments to six, or two, as the case may be.
REPORT OF THE AUDIT COMMITTEE
Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the independent registered public accounting firm and the company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the company. Management is also responsible for performing an evaluation and making an assessment of the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year, based on a suitable, recognized control framework. The independent registered public accounting firm is responsible for auditing the company’s financial statements and the effectiveness of internal controls over financial reporting and for reviewing the company’s unaudited interim financial statements.
In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, we discussed with the independent registered public accounting firm their independence from management and the company, including the matters in the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence. We also considered independence and the compatibility of non-audit services provided by the auditors to the company with their independence.
We discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2018 for filing with the Securities and Exchange Commission.
Melvyn N. Klein, Chair
Lord James Blyth
Frederic F. Brace
Linda Walker Bynoe
Jamie Moffitt
Valarie L. Sheppard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THEIR FEES
Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2018 and 2017 are set forth below.
Audit Fees
Fees for audit services totaled approximately $5,710,100 in 2018 and approximately $5,781,300 in 2017, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.
Audit-Related Fees
Fees for audit-related services totaled $2,000 in each of 2018 and 2017 for the use of EY's online reference tool.
Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $673,200 in 2018 and approximately $607,500 in 2017.
All Other Fees
There were no fees for other services in 2018 and 2017.
Pre-Approval Policies and Procedures
The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent registered public accounting firm each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee hereby furnishes its report to the stockholders of the company in accordance with rules adopted by the Securities and Exchange Commission.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018.
F. Philip Handy, Chair
Lord James Blyth
Frederic F. Brace
Linda Walker Bynoe
Melvyn N. Klein
Jamie Moffitt
George Muñoz
Valarie L. Sheppard
Stuart M. Sloan

COMPENSATION CONSULTING FEES
The Compensation Committee retained PwC as its independent compensation consultant (the "Consultant") from 2005 through June 2018. Effective July 1, 2018, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) to serve as the new Consultant. The Consultant provides the Compensation Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers. In 2018, fees paid to PwC related to providing advice to the Compensation Committee were approximately $152,000. Fees related to other services provided by PwC to us in 2018 were approximately $1,198,000 of which $233,000 related to the administration of our defined benefit pension plans and $965,000 related to tax services and innovation and business transformation planning. The decision to use PwC for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Compensation Committee. The Committee believes that the nature and scope of the other services provided to us by PwC did not impair PwC's ability to render independent advice to the Committee. In 2018, fees paid to Meridian for executive compensation consulting and services were $136,100. Meridian does not provide any other consulting services to us.
As part of its review process in the selection of Meridian as the new Consultant effective July 1, 2018, the Compensation Committee assessed the independence of Meridian taking into consideration the following factors: (1) the provision of other services to us by Meridian; (2) the amount of fees we paid to Meridian as a percentage of Meridian’s total revenue; (3) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Meridian or the individual compensation advisors employed by the firm with any of our executive officers; (5) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (6) any of our stock owned by Meridian or the individual compensation advisors employed by the firm. Based on its analysis of the above factors, the Compensation Committee has concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This section of the Proxy Statement discusses our executive compensation policies and programs, our compensation philosophy and objectives, the components of our executive compensation program and the process through which compensation is determined for the named executive officers. Our named executive officers for 2018 were:

Robert J. Eck	Former Chief Executive Officer (Retired June 2018)
William A. Galvin	President and Chief Executive Officer
Theodore A. Dosch	Executive Vice President - Finance and Chief Financial Officer
Robert M. Graham	Executive Vice President - Electrical & Electronic Solutions
Justin C. Choi	Executive Vice President - General Counsel and Secretary
William C. Geary II	Executive Vice President - Network & Security Solutions
In 2018, we followed substantially the same general policies and procedures for executive compensation that we had applied in 2017. The primary elements of our executive compensation program, which are discussed in greater detail below, include base salary, annual cash incentive awards and equity awards. These are considered together and benchmarked against compensation paid by peer companies using a reference range around the 50th percentile of the compensation paid to executives in comparable positions at peer companies. We also provide deferred compensation and retirement benefits as part of our executive compensation program.
Highlights of our executive compensation program in 2018 include the following:

•
The base salaries for each of the named executive officers were increased for 2018, based on the Compensation Committee’s assessment of the individual’s performance, new responsibilities, potential for advancement and tenure. Mr. Eck served as our Chief Executive Officer until his retirement on June 30, 2018. His base salary was increased 3.0% to $1,030,000, placing him at approximately 12.0% above the 50th percentile of salaries paid to CEOs of peer companies. In connection with his promotion to President and Chief Executive Officer on July 1, 2018, Mr. Galvin’s base salary was increased 28.0% to $800,000. This increase placed him at approximately 13.0% below the 50th percentile of salaries paid to CEOs of peer companies. The base salaries of the other named executive officers saw increases ranging from 3.2% to 7.1%, placing them at 23.5% below to 8.3% above the 50th percentile of the range of base salaries for comparable executives at peer companies.
The statistics which follow reflect Mr. Galvin’s compensation in his new role of President and Chief Executive Officer.

•
We provided our executives with annual incentive award plans under our Management Incentive Plan that are designed to reward performance that supports our short-term performance goals. Consistent with recent practice, these awards were based on the executives meeting certain annual performance objectives approved by the Compensation Committee, including our achievement of certain specified operating profit and rate of return on tangible capital, as well as the achievement of other quantitative or qualitative individual goals. The annual performance objectives are determined so that target total cash compensation of each named executive officer is generally a range around the 50th percentile of the range of total cash compensation provided to similarly situated executives in peer companies. The target amounts set for the named executive officers for 2018 provided target total cash compensation ranging from 11.2% below to 24.6% above the 50th percentile.

•
In March 2018, all named executive officers received an equity grant consisting of a combination of RSUs and PRSUs. Mr. Galvin also received an equity grant of RSUs and PRSUs in July 2018 in connection with his promotion to President and Chief Executive Officer. These grants are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement.

Consistent with past practice, we provided annual equity-based awards to our named executive officers so that their total compensation is a range around the 50th percentile of the total compensation provided to similarly situated executives in peer companies. We believe that the use of equity-based awards as a substantial part of compensation aligns the economic interests of the named executive officers with those of our stockholders and ensures that they maintain focus on the goal of enhancing long-term value for stockholders. Target total compensation for the named executive officers ranged from 18.3% below to 27.5% above the 50th percentile.

Consideration of Prior Say-on-Pay Vote
At the 2018 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 94% of shares present at the meeting and entitled to vote. The Compensation Committee considered these results and, based on our strategic objectives, our performance, the close alignment of the compensation program with stockholder interests and the overwhelming support of stockholders in 2018, determined not to make any major changes to compensation policies, plans and programs for fiscal 2019. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2019.
Compensation Philosophy and Objectives
We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including the named executive officers, have been and will continue to be essential to our success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives
•	recognize sustained above-market performance
•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies
•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation
•	encourage prudent levels of business risk to meet our short and long term performance goals
•	promote ownership in the company at a reasonable cost to our stockholders
•	be transparent and understandable to the participants and our stockholders
•	be consistent with our corporate governance principles
To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.
What our compensation program is designed to reward
Our compensation program is designed to motivate and align individual performance with our strategic objectives by rewarding and incentivizing our executives for assuming responsibilities deemed important to our success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.
The elements of our compensation program
Base salary, annual cash incentive awards and equity-based awards for senior executives, including the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. We and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the named executive officers.

The Compensation Committee has engaged an independent compensation consultant (the “Consultant”) to help ensure that our executive compensation programs are competitive and consistent with our company’s compensation philosophy and policies. PwC served as the Consultant through June 2018 and as Consultant to the Compensation Committee when compensation decisions were made for 2018. Effective July 1, 2018, the Compensation Committee retained Meridian Compensation Partners, LLC to serve as the new Consultant.
The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. These companies are chosen from organizations of a similar size or representative range of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with us, such as similar operational models, wholesale distribution companies, related business sectors and selected financial metrics. The Consultant conducts a periodic peer group review to confirm the appropriateness of the peer organizations based on the above factors and may, from time to time, recommend adjustments to the composition of the comparison group for the Compensation Committee's consideration and approval.
The 16 publicly-traded companies in the comparison group for 2018 were:

Acuity Brands, Inc.	Henry Schein, Inc.	Sanmina Corporation
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.	Univar Inc.
Belden Inc.	Owens & Minor, Inc.	Watsco, Inc.
Essendant Inc.	Patterson Companies, Inc.	WESCO International, Inc.
Fastenal Company	R.R. Donnelly & Sons Company	W.W. Grainger, Inc.
Genuine Parts Company
The comparison group of companies changed in November 2017 including the removal of Air Products & Chemicals, Arrow Electronics, Inc. and Barnes Group, and the addition of Belden Inc., Sanmina Corporation and Univar Inc. These changes were made to include companies considered more comparable to our company based on the aforementioned criteria.
In 2018, the Consultant provided to the Compensation Committee the benchmarking data which showed base salaries, target total cash compensation (i.e., base salary and annual cash incentive opportunity) and target total compensation (i.e., base salary, annual cash incentives and equity-based awards) with a range around the 50th percentile of the compensation paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our named executive officers. In reaching its final determination on each named executive officer's 2018 compensation, the Compensation Committee considered benchmark data and recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee. See the Corporate Governance - Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.
The elements of our executive compensation program
Our executive compensation program is designed to motivate and align individual performance with our strategic objectives by rewarding and incentivizing our executives for assuming responsibilities deemed important to our success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value. Additionally, our executive compensation program is designed to retain our named executive officers and other executives who are critical to achieving our short-term and long-term strategic objectives.

As described below, each element of our executive compensation program plays an important role in the retention of our named executive officers and the alignment of compensation with our corporate and share performance.
Base Salary: We provide our executives with a fixed level of annual income necessary to attract and retain executives. The Compensation Committee meets in the early part of each year to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the company, tenure in the particular position and tenure with the company. Annual salary adjustments typically are effective as of January 1 of each year.
Mr. Eck served as our Chief Executive Officer until his retirement on June 30, 2018. His base salary was increased 3.0% from $1,000,000 to $1,030,000 effective January 1, 2018. His salary, as adjusted, placed him at approximately 12.0% above the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believed that this was an appropriate salary for a chief executive officer in his 10th year in the position.
In connection with his promotion to President and Chief Executive Officer on July 1, 2018, Mr. Galvin’s base salary was increased 28.0% from $625,000 to $800,000. His salary, as adjusted, placed him at approximately 13.0% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers.
Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 3.2% to 7.1% over base salaries paid in 2017. These base salary rates ranged from 23.5% below to 8.3% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions.
Annual Incentive Awards: We provide our executives with annual incentive award opportunities designed to reward performance that supports our short-term performance goals. Annual incentive award opportunities for the named executive officers are provided under our stockholder approved Management Incentive Plan. Under this plan, each year the Compensation Committee establishes an award pool equal to 3% of our operating income as reported on our consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each named executive officer. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. Each year, the Compensation Committee also approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2018, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating profit specified in the company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the executive’s incentive award plan.
The budget process for determining operating profit and the rate of return on tangible capital goals for 2018 began after we completed our 2017 mid-year review and forecast for the remainder of the year. We then considered planned actions and potential changes in the operating environment or specific events that could affect our financial performance in 2018, including volatility due to foreign currency and commodity price changes as well as macro-economic uncertainties associated with pending U.S. financial and tax policies. Planned actions may include the opening or closing of offices or warehouses, initiatives to increase market share, new product introductions, entry into new geographies and acquisitions or divestitures. We also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results. We then considered the potential magnitude of each of those effects.
Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management. The 2018 budget was submitted in November 2017 to the Board of Directors for review, discussion and approval.

We have chosen to reward the achievement of budgeted operating profit and rate of return on tangible capital because we believe that these items are among the most meaningful measures of our performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.
Rate of return on tangible capital is deemed to be an important measure of our success because the wholesale distribution industry in which we compete is working capital intensive. Our assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to our profitability.
Operating profit and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about our capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.
The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate manager (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to our short and/or long term success.
The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. The 2018 target incentives, expressed as a percentage of salary, for each named executive officer were as follows: Mr. Eck: 126%; Mr. Galvin: 125%; Mr. Dosch: 92%; Mr. Graham: 85%; Mr. Choi: 68%; and Mr. Geary: 80%. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.
The target annual incentives are determined so that target total cash compensation of each named executive officer is generally within a range around the 50th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2018 provided total cash compensation ranging from 11.2% below to 24.6% above the 50th percentile.
Because we benchmark total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with our philosophy that named executive officers should have a sizable amount of their cash compensation at risk. During the five-year period from 2014-2018, annual incentives paid to the named executive officers during such period ranged from 39% to 123% of their target amounts.
The weighting of each financial component was established with respect to each named executive officer’s scope of authority and did not change from 2017. For 2018, (1) the worldwide operating profit component for each named executive officer represented 25% to 40% of the total target annual incentive under the plan; (2) the operating profit component for the named executive officers whose plans were also based on business segment operating profit represented 30% of the total target annual incentive under the plan; (3) the return on tangible capital component for each named executive officer whose plan was based on worldwide return on tangible capital represented 35% to 37% of the total target annual incentive under the plan; (4) the return on tangible capital component for the named executive officers whose plans were based on business segment return on tangible capital represented 20% of the total target annual incentive under the plan; and (5) the individual objective component of each named executive officer’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 25% of the total target annual incentive under the plan.

Following are the individual qualitative objectives for each named executive officer for 2018:

Mr. Eck:
Continue working with the CEO successor to ensure a smooth transition. Coach and mentor the EVP Networking & Security Solutions (NSS) to help further his development as leader of the NSS business. Continue to evaluate acquisition targets and evolving technology.

Mr. Galvin:
Continue to lead efficiency programs to drive investment and profitability. Work with the CFO and the business unit leaders to develop a pipeline of tuck-in acquisition opportunities. Develop an improved inbound global supply chain strategy. Work with the leadership team on growth strategies in the US market including driving all solutions into and through all selling organizations.

Mr. Dosch:
Lead capital structure planning and initiatives to ensure appropriate liquidity for the business to manage both interest expense and currency exposure to achieve leverage and debt to total capital metric targets. Meet debt covenants while maintaining flexibility. Lead M&A initiatives including due diligence, negotiations and integration planning. Provide leadership for systems innovation including the development of a long-term plan. Continue to develop the global finance team with specific emphasis on recruiting new talent.

Mr. Graham:
Accelerate penetration into the commercial construction market to drive continued growth of the global Electrical & Electronic (EES) business. Continue to improve efficiency in the global EES business so it can operate profitably in the volatile copper market and also deliver strong operating leverage. Provide strategic participation and guidance with our support organizations within Anixter as well as the NSS and Utility Power Solutions (UPS) segments. Drive global expansion opportunities in new customer segments. Build solutions across the EES business that both enhances margin and positions Anixter as a market leader.

Mr. Choi:
Implement new global contract management life cycle platform. Provide public company and corporate governance education to senior leaders in business units and corporate functions. Provide training to the global sales teams in ways to mitigate and/or better manage commercial risk.

Mr. Geary:
Successfully complete transition and integration of Tri-Ed and Clark. Drive growth of the global AV strategy. Drive growth with largest suppliers. Provide strategic participation and guidance with our support organizations within Anixter as well as the UPS and EES segments.

When the financial results for the year are finalized, calculations of the amounts earned by each named executive officer pursuant to the terms of his annual incentive plan are prepared by management and furnished to the Compensation Committee. Payments for achievement of the operating profit and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate manager or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2018 the target incentive and the relative weight assigned to each performance goal for each named executive officer were as follows:

	Robert J. Eck	William A. Galvin	Theodore A. Dosch	Robert M. Graham	Justin C. Choi	William C. Geary II
Target Incentive ......................................	$1,300,000 (1)	$762,500 (2)	$600,000	$370,000	$330,000	$300,000
Financial Performance Goals:
Worldwide Operating Profit ...........................................	38%	38%	38%	25%	40%	25%
Worldwide Return on Tangible Capital …......................................	37%	37%	37%		35%
Global Network & Security Solutions Operating Profit …………………..........……........						30%
Global Network & Security Solutions Return on Tangible Capital ……………............….…						20%
Global Electrical & Electronic Solutions Operating Profit …………………..............…........				30%
Global Electrical & Electronic Solutions Return on Tangible Capital ……………...…...............				20%
Individual Objectives ....................................	25%	25%	25%	25%	25%	25%

(1)
In connection with Mr. Eck’s retirement on June 30, 2018, the Compensation Committee authorized a pro rata payment of his annual incentive, based on actual performance and goal attainment through June 2018.

(2)
As a result of the promotion of Mr. Galvin to President and Chief Executive Officer effective July 1, 2018, and the related increase in base salary, his annual target incentive opportunity increased to equal 125% of his salary. The new prorated target incentive is reflected above. The financial performance goals and assigned weightings did not change.

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.
The following table sets forth for 2018 the target and payout levels for each financial performance goal, actual performance and the actual percentage of the target incentive paid.

Worldwide Operating Profit Target: $326,266,000

Worldwide Operating Profit Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$312,281,000	95.7%	.79%
Less than $276,274,000.0
$276,274,000.25
$326,266,000	1.0
$349,594,000 or more	1.5

Worldwide Return on Tangible Capital Target: 24.3%

Worldwide Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		22.1%	90.9%	.48%
Less than 21.1%	.0
21.1%	.25
24.3%	1.0
26.3% or more	1.5
Global Network & Security Solutions (NSS) Operating Profit Target: $294,193,000

Global NSS Operating Profit Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$273,028,000	92.8%	.64%
Less than $250,062,000.0
$250,062,000.25
$294,193,000	1.0
$314,786,000 or more	1.5

Global Network & Security Solutions (NSS) Return on Tangible Capital Target: 42.0%

Global NSS Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		35.5%	84.5%	0.0%
Less than 36.5%	.0
36.5%	.25
42.0%	1.0
44.8% or more	1.5

Global Electrical & Electronic Solutions (EES) Operating Profit Target: $116,510,000

Global EES Operating Profit Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$132,366,000	113.6%	1.50%
Less than $101,970,000.0
$101,970,000.25
$116,510,000	1.0
$127,602,000 or more	1.5
Global Electrical & Electronic Solutions (EES) Return on Tangible Capital Target: 25.3%

Global EES Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		27.1%	107.1%	1.43%
Less than 22.4%	.0
22.4%	.25
25.3%	1.0
27.4% or more	1.5

Multipliers also apply to the individual objectives. For named executive officers other than the Chief Executive Officer, the executive’s immediate manager evaluates the executive’s achievement of the objective. This evaluation takes into account any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate manager makes a qualitative judgment about the extent to which the executive has met expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by our Management Incentive Plan on the amount of the aggregate award.
The performance of the named executive officers during 2018 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.00; Mr. Galvin: 1.10; Mr. Dosch: 1.10; Mr. Graham: 1.20; Mr. Choi: 1.10; and Mr. Geary: 1.00. Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.
Equity-Based Awards: We are dedicated to enhancing long-term value for our stockholders and believe that the best way to ensure our senior executives, including the named executive officers, maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. Our use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of our stockholders at a reasonable cost and to reward and retain senior executives identified as key to the continuity and success of our business or as high potential succession candidates. Commencing in 2016, the vesting of equity-based awards is conditioned on both performance and the passage of time with the issuance of PRSUs in addition to RSUs. We believe the utilization of PRSUs as part of our equity-based awards further enhances the alignment of the compensation of our senior executives with shareholder interests.
Our Stock Incentive Plan, as well as predecessor plans, all of which are stockholder approved, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.
We have traditionally provided long-term incentive compensation to our named executive officers through equity-based awards in the form of RSUs and PRSUs (we have not granted stock options since 2013). In 2018, a combination of RSUs and PRSUs were issued to all of the named executive officers. RSUs manage potential increased dilution that would result from using only options and provide executives with outright value that supports executive retention. PRSUs serve to strengthen the link of the senior executives’ compensation to our longer-term results.
RSUs have generally vested in 1/3 increments beginning on the second anniversary of the date of grant. PRSUs vest based on relative total shareholder return compared to the S&P MidCap 400® Index. Each three-year performance period contains three performance cycles, each relating to one third of the total award. The three performance cycles within the performance period consist of separate tranches of 12 months, 24 months and 36 months, from January 1 of the year of grant. One-third of the PRSUs are adjusted after the end of each performance cycle and are earned as of the following anniversary of the grant date if employment continues through such anniversary. For the PRSUs granted in 2018, to the extent that our total shareholder return during a performance cycle meets or exceeds the 25th percentile rank of the total shareholder return of the index during that cycle, the PRSU holder will earn the following payout percentage of the shares subject to that cycle.

TSR Percentile Rank	Payout Percentage
75th Percentile and above......................................................................	150%
50th Percentile and above, up to 75th Percentile....................................	100%
25th Percentile and above, up to 50th Percentile....................................	50%
Below 25th Percentile............................................................................	0%

Performance between listed rankings will be adjusted on straight-line interpolation.
In connection with his promotion to President and Chief Executive Officer, on July 1, 2018, Mr. Galvin was granted 7,899 RSUs and 7,899 PRSUs based on the June 29, 2018 closing price of $63.30. These awards are subject to the same terms and conditions as the regular annual grants.
We generally provide annual equity-based awards to the named executive officers so that their total compensation is within a range around the 50th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects our practice of leveraging total compensation relative to the benchmark rates which is consistent with our philosophy that senior executives, including the named executive officers, should receive a sizable amount of their total compensation as equity in the company. Because we benchmark total compensation for our named executive officers rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.
Target total compensation. For 2018, our named executive officers' target total compensation ranged from 18.3% below to 27.5% above the 50th percentile.
Pensions: We believe that providing a measure of retirement income to our employees, including our named executive officers, is important to our recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in company-sponsored plans. For certain highly compensated employees in the U.S., we provide a nonqualified Excess Benefit Plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Internal Revenue Code (“Code”) to be taken into account under the qualified plan ($275,000 in 2018). All named executive officers participate in the Excess Benefit Plan. See the discussion accompanying the Pension Benefits table in this Proxy Statement.
Deferred Compensation: We believe that providing a method for employees, including the named executive officers, to save for retirement on a tax-deferred basis is important to our recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the company’s 401(k) plan. For certain highly compensated employees, including the named executive officers, we provide a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The plan also provides for employer contributions in certain instances. We pay interest on the deferrals and contributions and provide an enhanced crediting rate if the company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation table in this Proxy Statement.
Perquisites: Historically, perquisites for senior executives have been very limited in scope and value. In 2018, the named executive officers did not receive any perquisites, with the exception of being eligible for reimbursement for the cost of annual physical exams for executives, in excess of the standard benefits available to our employees generally. The Compensation Committee periodically reviews the types and costs of any perquisites to ensure they remain aligned with our compensation philosophy.
Deductibility of Compensation
One of the factors the Compensation Committee considers when determining executive compensation is the anticipated tax treatment to the company and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year.

Beginning January 1, 2018, as a result of the passage and signing of the Tax Cuts and Jobs Act, the $1,000,000 limitation on deductible compensation applies to a company’s chief executive officer, chief financial officer, any other named executive officers and anyone who previously was a covered person under such rules. In addition, beginning January 1, 2018, the exemption for performance-based compensation was eliminated, except for certain written binding contracts that were in effect on November 2, 2017 that are not modified in any material respect on or after that date. Despite the change in federal tax rules applicable to executive compensation, the Compensation Committee expects to continue granting compensation designed to achieve the objectives described elsewhere in this Compensation Discussion and Analysis.

The Compensation Committee considers the deductibility of executive compensation under Internal Revenue Code Section 162(m) and reserves the flexibility to take actions that may be based on considerations in addition to tax deductibility. The Compensation Committee believes that shareholder interests are best served not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the company may provide compensation that is not deductible.
Timing of Awards
Annual cash incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in the first quarter each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.
Base salaries, annual cash incentive targets and equity-based awards for the current year are also determined in the first quarter meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.
Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion or new hire, the Compensation Committee will make grants on a date other than March 1. In connection with Mr. Galvin’s promotion to President and Chief Executive Officer, the Committee made an additional equity grant of RSUs and PRSUs to him on July 1, 2018. These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of our stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.
Compensation Related Policies
Stock Ownership Guidelines. To promote the alignment of the interests of directors and senior executives, including the named executive officers, with those of our stockholders, we have established minimum company stock ownership guidelines. Under these guidelines, directors are required to hold stock valued at three times their annual retainer and the Chief Executive Officer is required to hold stock valued at five times his base salary. The Chief Executive Officer sets the minimum company stock ownership guidelines for the other senior executives. The value of shares owned, vested stock options and earned/vested PRSUs and RSUs is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines.
All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five-year timeframe.
Executives are not subject to minimum holding periods; however, in the event an executive does not meet the company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.
Anti-Hedging and Pledging Policy. Our Global Business Ethics and Conduct Policy prohibits hedging against a decline in our share price. Under our Insider Trading Policy, directors and executive officers may not engage in short sales with respect to our securities.

Our Insider Trading Policy was amended in February 2016 to place certain restrictions on pledging of our common stock by directors and executive officers. Under this policy, the aggregate amount of securities pledged by any individual director or executive officer may not exceed 50% of the total amount of common stock beneficially owned by such person in excess of 75,000 shares. As of March 25, 2019, less than 36% of our common shares beneficially owned by our directors and executive officers as a group were eligible to be pledged under our policy and 20% were actually pledged. This excludes 1,528,299 shares of our common stock held by trusts established for the benefit of Samuel Zell and his family for which Mr. Zell disclaims beneficial ownership, as described in more detail in footnote 9 to the Security Ownership of Management table in this Proxy Statement. As disclosed, Mr. Zell does not have voting or dispositive power over the shares of common stock indirectly held by such trusts and accordingly, Mr. Zell has disclaimed beneficial ownership of such shares, except to the extent of any pecuniary interest therein.
Recoupment of Incentive Compensation. All annual incentive and long-term incentive awards to senior executives, including the named executive officers, are expressly conditioned upon our right to recoup a portion or all of any such award granted in respect of any fiscal year for which our financial results are restated.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
This table shows the compensation for the fiscal years ended December 28, 2018, December 29, 2017 and December 30, 2016 of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Robert J. Eck	2018	515,000	(6)	1,808,417	791,554	256,360	(7)	1,565	(8)	6,875	3,379,771
Former Chief Executive Officer (Retired June 2018)	2017	1,000,000		3,273,224	—	1,331,250		588,951		10,996	6,204,421
	2016	980,000		2,988,837	—	1,249,911		373,831		15,394	5,607,973
William A. Galvin	2018	712,500		1,962,794	—	574,010		11,464	(9)	7,511	3,268,279
President & Chief Executive Officer	2017	570,000		1,772,683	—	426,468		288,257		9,383	3,066,791
	2016	525,000		708,179	—	418,320		165,971		11,588	1,829,058
Theodore A. Dosch	2018	650,000		1,354,799	—	451,680		31,502	(10)	8,888	2,496,869
Executive Vice President - Finance & Chief Financial Officer	2017	615,000		1,218,104	—	578,875		35,735		9,791	2,457,505
	2016	595,000		1,666,287	—	534,150		25,177		10,734	2,831,348
Robert M. Graham	2018	435,000		677,362	—	456,395		18,893	(11)	7,511	1,595,161
Executive Vice President - Electrical & Electronic Solutions	2017	420,000		609,051	—	371,700		99,155		7,599	1,507,505

Justin C. Choi	2018	485,000		536,704	—	250,470		19,755	(12)	7,724	1,299,653
Executive Vice President - General Counsel & Secretary	2017	470,000		507,557	—	319,200		24,718		8,997	1,330,472
	2016	455,000		791,503	—	309,690		11,925		8,200	1,576,318
William C. Geary II	2018	375,000		547,086	—	191,850		2,970	(13)	7,492	1,124,398
Executive Vice President - Network & Security Solutions											—
											—

(1)
The amounts in this column reflect salary earned by each named executive officer for the applicable year. 2018 annual salary increases were effective January 1, 2018. Mr. Galvin also received a salary rate increase on July 1 in connection with his promotion to President and Chief Executive Officer.

(2)
The amounts in these columns represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock unit awards and option awards granted to the named executive officers for each fiscal year shown. Prior to 2016, the annual restricted stock unit awards consisted only of time-based restricted stock units (RSUs). In 2016, 2017 and 2018, the annual awards consist of a combination of RSUs and performance-based restricted stock units (PRSUs) for each of our named executive officers. Mr. Galvin’s RSU and PRSU awards include the annual grant made on March 1, 2018 and an additional grant made on July 1, 2018 in connection with his promotion to President and Chief Executive Officer. In addition, with respect to Mr. Eck, the amount shown in the “Option Awards” column in 2018 reflects the incremental grant date fair value associated with the modification of his outstanding stock option awards to extend the exercise periods applicable thereto until their normal expiration dates, in connection with his retirement (and as summarized on page 42 of this Proxy Statement). There was no incremental grant date fair value associated with the modification of Mr. Eck's outstanding RSU and PRSU awards to provide that they will remain outstanding and will vest in accordance with their original terms, in connection with his retirement. For an explanation of assumptions used in valuing the awards, see Note 10 to the Consolidated Financial Statements contained in our 2016 Form 10-K and 2017 Form 10-K and Note 8 to the Consolidated Financial Statements contained in our 2018 Form 10-K. Stock options have not been granted since 2013.

The value of the PRSUs is based upon the probable outcome of the performance conditions. The grant date fair value of the PRSUs in 2018, assuming the performance conditions were met at the maximum level, was:

Name	Maximum Value of PRSU Awards ($)
Robert J. Eck	1,437,678
William A. Galvin	1,444,132
Theodore A. Dosch	725,680
Robert M. Graham	362,840
Justin C. Choi	287,460
William C. Geary II	293,034

(3)	The amounts in this column reflect the cash incentive payments we awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)
Amounts shown in this column include the annual change for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all company defined benefit plans. See Note 7 to the Consolidated Financial Statements contained in our 2018 Form 10-K. This column also includes above market earnings on deferred compensation for the fiscal years shown.

(5)	For components of the amounts in this column, see the 2018 All Other Compensation table below.

(6)	Reflects salary paid through June 30, 2018, the date of Mr. Eck's retirement.

(7)	Reflects the pro rata bonus payment Mr. Eck received under the Management Incentive Plan based on the period of time employed and actual performance goal attainment.

(8)	Reflects the above market earnings on deferred compensation of $1,565. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $164,345.

(9)	Reflects the above market earnings on deferred compensation of $11,464. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $82,456.

(10)	Reflects the above market earnings on deferred compensation of $4,991. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $26,511.

(11)	Reflects the above market earnings on deferred compensation of $18,893. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $22,618.

(12)	Reflects the above market earnings on deferred compensation of $8,085. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $11,670.

(13)	Reflects the above market earnings on deferred compensation of $2,970. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $25,971.
2018 All Other Compensation

Name	Company Contributions to 401(k) Plan ($)
Robert J. Eck	6,875
William A. Galvin	7,511
Theodore A. Dosch	8,888
Robert M. Graham	7,511
Justin C. Choi	7,724
William C. Geary II	7,492
 Employment Agreements
We have no employment agreements with any of our named executive officers covering the terms of their employment.

2018 GRANTS OF PLAN-BASED AWARDS
This table provides information concerning each grant of an award made in 2018 to the named executive officers under any plan.

Name		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Eck (6)			325,000	1,300,000	1,950,000					—
	3/1/2018	2/22/2018				5,674	11,348	17,022		958,452
	3/1/2018	2/22/2018							11,348	849,965
	5/24/2018	5/24/2018								791,554
William A. Galvin(7)			190,625	762,500	1,143,750					—
	3/1/2018	2/22/2018				3,338	6,676	10,014		563,855
	3/1/2018	2/22/2018							6,676	500,032
	7/1/2018	5/24/2018				3,950	7,899	11,849		398,900
	7/1/2018	5/24/2018							7,899	500,007
Theodore A. Dosch			150,000	600,000	900,000					—
	3/1/2018	2/22/2018				2,864	5,728	8,592		483,787
	3/1/2018	2/22/2018							11,629	871,012
Robert M. Graham			92,500	370,000	555,000					—
	3/1/2018	2/22/2018				1,432	2,864	4,296		241,893
	3/1/2018	2/22/2018							5,814	435,469
Justin C. Choi			82,500	330,000	495,000					—
	3/1/2018	2/22/2018				1,135	2,269	3,404		191,640
	3/1/2018	2/22/2018							4,607	345,064
William C. Geary II			75,000	300,000	450,000					—
	3/1/2018	2/22/2018				1,157	2,313	3,470		195,356
	3/1/2018	2/22/2018							4,696	351,730

(1)
The Compensation Committee generally approves equity awards at its February meeting to be granted on the following March 1. The Compensation Committee chose March 1 of each year as the general grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested.

(2)
Payouts under the Management Incentive Plan were based on performance in 2018, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2018. Actual amounts paid under the Management Incentive Plan for 2018 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)
The information in these columns shows the range of PRSUs that could be earned by the named executive officers under our Stock Incentive Plan. The actual number of PRSUs granted under the Stock Incentive Plan is listed in the “Target” column above. The payout of PRSUs can range from 50% of target threshold to a maximum of 150% of target depending on the level of achievement of the applicable performance goals for each performance cycle in the three-year performance period. See “RSUs/PRSUs” in this section for detailed discussion of PRSU awards.

(4)	RSUs generally vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2018 grant date.

(5)
Calculated in accordance with FASB ASC Topic 718. RSUs were valued at $74.90 and $63.30 per unit, which was the closing price of the underlying common stock on March 1, 2018 and June 29, 2018, respectively. The value of the PRSUs is based upon the probable outcome of the performance conditions using the Monte Carlo pricing model. For Mr. Eck, the amounts reported in this column also include the incremental grant date fair value associated with the modification of outstanding stock option awards to extend the exercise periods applicable thereto until their normal expiration dates, in connection with his retirement (and as summarized on page 42 of this Proxy Statement). There was no incremental grant date fair value associated with the modification of Mr. Eck's outstanding RSU and PRSU awards to provide that they will remain outstanding and will vest in accordance with their original terms, in connection with his retirement.

(6)
Mr. Eck retired on June 30, 2018 and the Committee subsequently exercised its discretion under the Management Incentive Plan to pay him a pro rata portion of the bonus, based on the time he was employed by the company in 2018 and the actual attainment of the performance goals for 2018.

(7)	Mr. Galvin received a second equity grant on July 1, 2018, in the form of RSUs and PRSUs, in connection with his promotion to President and Chief Executive Officer.

Management Incentive Plan
For 2018, the Compensation Committee approved annual incentive awards composed of three components: operating profit, return on tangible capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 68% to 126% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.
A significant portion of each named executive officer’s incentive opportunity (75%) was based on the two financial components, determined on a worldwide and/or business segment basis. Each year, the Compensation Committee sets operating profit target, threshold and maximum amounts. If the company reaches the threshold operating profit amount, the executive is eligible for a threshold payment of 25% of the operating profit component of the incentive award, with pro rata increases in payout as operating profit reaches the target amount. Exceeding the operating profit target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly return on tangible capital target, threshold and maximum amounts. At the threshold return on tangible capital amount, the executive receives 25% of the return on tangible capital component of the incentive award, with pro rata increases in payout as return on tangible capital reaches the target amount. Exceeding the target return on tangible capital amount will result in payments above the target incentive award amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which for the other named executive officers is determined subjectively by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee for review and approval by the Compensation Committee.
See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.
RSUs/PRSUs
For 2018, RSUs and PRSUs were granted under the company’s 2017 Stock Incentive Plan. Commencing in 2016, we adopted PRSUs as part of our long-term incentive program to our named executive officers, and a combination of RSUs and PRSUs were issued to all of the named executive officers. We believe the adoption of PRSUs as part of our equity-based awards further enhances the performance sensitivity of the compensation of our senior executives.
Stock Options
Stock options have not been granted since 2013.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of December 28, 2018 and (2) each outstanding restricted stock unit that has not vested as of December 28, 2018.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert J. Eck						72,672	3,915,567	39,099	2,106,654
	32,264 70,706 45,352 48,540 45,450	(7) (7) (7) (7) (7)	0 0 0 0 0	24.33 35.33 61.74 61.19 64.75	03/01/2019 03/01/2020 03/01/2021 03/01/2022 03/01/2023
William A. Galvin						41,418	2,231,602	21,563	1,161,814
	10,405 22,979 12,817	(7) (7) (7)	0 0 0	24.33 35.33 61.74	3/1/2019 3/1/2020 3/1/2021
Theodore A. Dosch						45,325	2,442,111	13,860	746,777
	10,605 9,860 10,648 14,157 13,914	(7) (7) (7) (7) (7)	0 0 0 0 0	35.33 61.74 58.28 61.19 64.75	03/01/2020 03/01/2021 07/01/2021 03/01/2022 03/01/2023
Robert M. Graham						17,506	943,223	5,666	305,284
Justin C. Choi						20,161	1,086,275	5,952	320,694
William C. Geary II						14,089	759,115	2,313	124,624

(1)
In accordance with the anti-dilution provisions of our Stock Incentive Plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(2)	Each option was granted 10 years prior to the expiration date shown in this column.

(3)
RSUs generally vest during employment in 1/3 increments beginning on the second anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason and fully vest on a Change in Control. The unvested RSUs for the named executive officers will vest as follows:

Name	3/1/2019	7/1/2019	3/1/2020	7/1/2020	3/1/2021	7/1/2021	3/1/2022	7/1/2022
Robert J. Eck	37,356	—	25,313	—	10,003	—	—	—
William A. Galvin	10,084	2,570	8,929	5,204	4,570	5,203	2,225	2,633
Theodore A. Dosch	17,186	—	17,261	—	7,002	—	3,876	—
Robert M. Graham	4,972	1,030	6,065	—	3,501	—	1,938	—
Justin C. Choi	8,076	—	7,712	—	2,837	—	1,536	—
William C. Geary II	3,031	1,066	3,855	1,065	2,441	1,066	1,565	—

(4)	Represents the value of shares of common stock covered by the RSUs using $53.88 which was the closing price of our common stock on December 28, 2018.

(5)	This column shows the number of unearned PRSUs at the target level held by the named executive officers at the end of 2018. The following schedule shows the dates on which these units would be earned:

Name	3/1/2019	7/1/2019	3/1/2020	7/1/2020	3/1/2021	7/1/2021
Robert J. Eck	25,314	—	10,002	—	3,783	—
William A. Galvin	5,526	3,899	3,381	3,899	2,225	2,633
Theodore A. Dosch	8,502	—	3,449	—	1,909	—
Robert M. Graham	2,987	—	1,724	—	955	—
Justin C. Choi	3,798	—	1,398	—	756	—
William C. Geary II	771	—	771	—	771	—

(6)
This column shows the market value of the unearned PRSUs at the target level held by the named executive officers based on a price of $53.88 per share (the closing price of the common stock on December 28, 2018).

(7)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.
2018 OPTION EXERCISES AND STOCK VESTED
This table sets forth information relating to (1) the exercise of stock options during fiscal 2018 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of RSUs and PRSUs held by each named executive officer that vested or were earned during fiscal 2018 and (4) the value of those vested units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Eck	51,828	2,416,612	45,416	3,430,943
William A. Galvin	—	—	11,332	856,183
Theodore A. Dosch	—	—	19,687	1,486,151
Robert M. Graham	—	—	5,846	428,778
Justin C. Choi	—	—	9,509	717,862
William C. Geary II	—	—	2,701	204,078

(1)	The amount represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold.

(2)
Represents the value of our common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of our stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of our stock on the NYSE, if the vesting date is not a trading day. This amount includes the PRSUs that were earned as of March 1, 2018, but which will not be settled or distributed until March 1, 2019, based on the three-year performance period ending December 31, 2018: Mr. Eck: $715,535 (9,493 PRSUs); Mr. Galvin: $100,400 (1,332 PRSUs); Mr. Dosch: $236,150 (3,133 PRSUs); Mr. Graham: $59,094 (784 PRSUs); and Mr. Choi: $112,158 (1,488 PRSUs). Mr. Geary has no earned PRSUs as of March 1, 2018.

2018 PENSION BENEFITS
We provide defined pension benefits under our Pension Plan and our Excess Benefit Plan. This table shows (1) the years of service credited to each named executive officer under each plan in which the named executive officer is entitled to benefits and (2) the present value of the accumulated benefit payable under each such plan to each named executive officer upon retirement at age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert J. Eck(3)	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	29.00 29.00	2,244,966 2,444,696	0 0
William A. Galvin	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	31.42 31.42	1,791,324 57,785	0 0
Theodore A. Dosch	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	9.95 9.95	71,582 79,388	0 0
Robert M. Graham	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	16.00 16.00	406,366 21,370	0 0
Justin C. Choi	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	6.58 6.58	25,816 32,083	0 0
William C. Geary II	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	16.00 16.00	229,295 12,400	0 0

(1)
The number of years of service credited to the named executive officer under the specified plan, computed as of December 28, 2018, which is the same measurement date used for financial statement reporting purposes in our 2018 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)
The actuarial present value of the named executive officer’s accumulated benefit under the applicable plan, computed as of the same December 28, 2018 measurement date used for financial statement reporting purposes in our 2018 Form 10-K.

(3)
Mr. Eck retired on June 30, 2018. He elected a 50% joint and survivor benefit and payment of his Excess Benefit commenced January 1, 2019. The present value of Mr. Eck’s accumulated benefit was computed on the same basis as applied to the other named executive officers in light of the fact that payment of his benefit had not commenced as of the end of fiscal year 2018.

Pension Plan and Excess Benefit Plan
Pension Plan
Our Pension Plan is a tax-qualified retirement plan covering all U.S. employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The Pension Plan benefit consists of two components: (i) until December 31, 2013, a “Grandfathered Benefit” for employees hired prior to June 1, 2004 and (ii) a “PRA Benefit” for all employees hired on or after June 1, 2004 and beginning January 1, 2014, for all employees. The Pension Plan was closed to new hires or rehires as of July 1, 2015.
Grandfathered Benefit.    The Grandfathered Benefit provides a monthly amount equal to a participant’s years of continuous service through December 31, 2013 (not to exceed 30) multiplied by the sum of 0.65% of the portion of the participant’s Final Average Pay that is less than or equal to 1/12 of the participant’s Covered Compensation (an amount specified by Social Security based on year of birth), plus 1.3% of the portion of the participant’s Final Average Pay in excess of 1/12 of the participant’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including, but not limited to, overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during the 60-consecutive calendar month period occurring within the 120 consecutive calendar months of service ending with the earlier of December 31, 2013 or the participant’s final completed calendar month of service, taking into account the applicable Code limits. For certain participants the Grandfathered Benefit had been periodically increased by a fixed amount, not exceeding the applicable IRS limit, which resulted in a corresponding decrease in the Excess Benefit Plan benefit.
Participants hired before June 1, 2004 are eligible to receive a Grandfathered Benefit after completing five years of service. The normal retirement age is 65. After attaining age 55, participants may retire and elect to receive early payment, although the amounts are actuarially reduced to reflect the longer payment period. Any participant who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Participants may elect to receive the Grandfathered Benefit from the Pension Plan in a single life annuity, 10-year certain annuity, joint and survivor annuity or joint and contingent annuity. A lump sum payment is also available if the value of the benefit is under $10,000. As previously mentioned, Mr. Eck retired on June 30, 2018. Mr. Galvin has attained age 55 and accordingly, is eligible for early retirement payment with respect to the Grandfathered Benefit. Because Messrs. Dosch and Choi were hired after June 1, 2004, they did not accrue a Grandfathered Benefit.
PRA Benefit.    For the PRA Benefit, each participant has a Personal Retirement Account, which is a notional account that receives an annual pay credit equal to 2.0% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are fewer than five and 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are five or greater. Salary for this purpose includes amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans. Participants also receive an annual company contribution under the Employee Savings Plan (a tax-qualified 401(k) plan) equal to their Personal Retirement Account balance multiplied by the 10-year Treasury rate. For certain participants, the PRA Benefit is periodically increased by a fixed amount, not exceeding the applicable IRS limit, which results in a corresponding decrease in the Excess Benefit Plan benefit.
Participants may retire at any age after completing three years of service and receive their PRA Benefit. Participants may elect to receive the PRA Benefit in an actuarially equivalent single life annuity, joint and survivor annuity or lump sum. All named executive officers currently accrue a PRA Benefit. Messrs. Eck, Galvin, Graham and Geary have accrued a PRA Benefit since January 1, 2014 and Mr. Dosch and Mr. Choi have accrued a PRA Benefit since their date of hire.
Excess Benefit Plan
The Excess Benefit Plan is available to U.S. employees who are recommended by the Chief Executive Officer and approved by the Compensation Committee. The purpose of the Excess Benefit Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus, without regard to Code limits. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary as well as bonus that cannot be taken into account under the Pension Plan due to Code limits (the PRA Benefit under the Pension Plan is based only on salary and excludes bonuses). The Grandfathered Benefit under the Excess Benefit Plan was frozen as of December 31, 2013 and all Excess Benefit Plan participants participate in the Personal Retirement Account as of January 1, 2014. This Plan was closed to new hires or rehires as of July 1, 2015. The Personal Retirement Account is credited with an annual pay credit of 2.0% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are fewer than five or 2.5% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are five or greater, less the annual amount credited to the Pension Plan Personal Retirement Account. The Personal Retirement Account grows with interest based on current 10-year Treasury rates.
Participants who terminate employment with five years of service will receive their Grandfathered Benefit under the Excess Plan in a single life annuity (if the participant does not have a beneficiary) or a joint and survivor annuity (if the participant has a beneficiary), provided that if the total Excess Plan Benefit (including both the Grandfathered Benefit and the PRA Benefit) is less than the limit under 402(g) of the Code ($18,500 for 2018), the total Excess Plan Benefit will be paid in a lump sum. The Grandfathered Benefit is payable at the date of termination if the participant is age 55 or older, however, in the case of a participant who is one of the 50 highest paid employees of the company, benefits will be not be paid until six months following termination. If the participant’s termination of employment occurs prior to age 55, benefits will be paid upon attainment of age 65. Mr. Eck, who retired on June 30, 2018, is the only named executive officer with a Grandfathered Benefit. Because he attained age 55 and was one of the 50 highest paid employees of the company, his Grandfathered Benefit commenced January 1, 2019, six months following termination of employment. Participants who terminate with three years of service will receive the PRA Benefit under the Excess Benefit Plan in a lump sum six months following termination.

Assumptions
The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan and Excess Benefit Plan are set forth in Note 7 to the company’s Consolidated Financial Statements contained in our 2018 Form 10-K.
2018 NONQUALIFIED DEFERRED COMPENSATION
This table shows information regarding each named executive officer’s benefit under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert J. Eck	—	—	49,120	85,965(4)	1,204,569
William A. Galvin	—	—	55,349	—	1,175,082
Theodore A. Dosch	51,000	—	23,667	—	516,726
Robert M. Graham	—	—	91,217	—	1,936,594
Justin C. Choi	—	—	39,037	—	828,786
William C. Geary II	33,375	—	14,047	—	308,127

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)
The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck: $1,565; Mr. Galvin: $11,464; Mr. Dosch: $4,991; Mr. Graham: $18,893; Mr. Choi: $8,085; and Mr. Geary: $2,970. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

(3)
The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck: $402,241; Mr. Galvin: $335,402; Mr. Dosch: $446,759; Mr. Graham: $79,269; Mr. Choi: $604,131; and Mr. Geary: $36,345. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

(4)	Reflects the pre-2005 retirement distributions Mr. Eck received following his June 30, 2018 retirement.
Selected employees are eligible to participate in our Deferred Compensation Plan. Under this plan, participants may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. If the participant makes the maximum permissible elective deferrals under our tax-qualified Employee Savings Plan, we also provide the portion of the matching contribution, if any, that could not be made under the Employee Savings Plan as a result of the deferrals made under the Deferred Compensation Plan. No named executive officers received a matching contribution under the Deferred Compensation Plan for 2018.
Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three-month average of the previous quarter’s 10-year Treasury Note rate. This rate was designed to approximate our long-term borrowing rate. For 2018, the average crediting rate was 4.94%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if we meet or exceed certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2018, enhanced crediting was paid for three quarters.
All deferrals must remain in the Deferred Compensation Plan for at least five years from the deferral date, except for terminations due to retirement at or after age 55, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the plan for five years. During the annual open enrollment period, participants may elect a scheduled withdrawal of all or a portion of the next year's deferral account on a date at least five years into the future. Such withdrawals are a lump sum and are not subject to a penalty. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the plan and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.
Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The company provides certain benefits to eligible employees, including the named executive officers, upon a Change in Control of the company and/or certain terminations of employment following a Change in Control. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).
Change in Control Severance Agreements
On September 4, 2014, the company entered into a Change in Control Severance Agreement (the “Severance Agreements”) with the company’s named executive officers and certain key executives, including Messrs. Eck, Galvin, Dosch and Choi, and with Mr. Graham on November 19, 2015 and Mr. Geary on July 1, 2017. Mr. Galvin’s Severance Agreement was revised on July 1, 2017 in connection with his promotion to President and Chief Operating Officer.

The Severance Agreements are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a Change in Control. Accordingly, each Severance Agreement provides that, subject to the company receiving a general release of claims from the executive, in the event the executive’s employment is terminated by the company without “Cause”; by the executive for “Good Reason”; due to the executive’s death; or due to the executive’s “Disability”, in each case within 18 months following a Change in Control, the executive will be entitled to the following: (1) a lump-sum cash payment equal to a multiple (2.0 times for Messrs. Eck, Galvin, Dosch and Choi and 1.5 times for Messrs. Graham and Geary) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the executive’s termination date (or the date of the Change in Control, if greater), and (b) the executive’s target annual bonus for the year in which the executive was terminated (or the year in which the Change in Control occurred, if greater); (2) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination; (3) continued health coverage for a period of 24 months (for Messrs. Eck, Galvin, Dosch and Choi) and 18 months (for Messrs. Graham and Geary), at the same premium cost as in effect immediately prior to the executive’s termination date; and (4) a lump sum cash payment of up to $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services. With respect to any Section 280G excise tax, each executive will receive severance benefits that are reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced severance payments.
In addition, the Severance Agreement provides that the executive will be entitled to the severance amounts listed above in items (1) through (4) if the executive’s employment is terminated by the company without Cause at the direction or request of any person or group contemplating a Change in Control, and a Change in Control in fact occurs within 12 months of the direction or request to terminate.
The Severance Agreement contains a restrictive covenant that prohibits the executive from competing with the company and soliciting the company’s employees for 24 months (for Messrs. Eck, Galvin, Dosch and Choi) or 18 months (for Messrs. Graham and Geary) following termination of employment. An amount of severance equal to the salary and target bonus payable for the applicable duration of the restrictive covenant serves as consideration for the restrictive covenant.
“Change in Control” means the following: (1) any Person (as defined in the Severance Agreement) acquiring a beneficial ownership of 50% or more of the combined voting power of the then outstanding securities of the company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); but excluding (i) any acquisition directly from the company, (ii) any acquisition by the company or (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company; (2) individuals who, as of the effective date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the company subsequent to the Effective Date whose election, or nomination for election by the company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will be deemed to have been a member of the Incumbent Board; (3) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the company that have a total “Gross Fair Market Value” (as defined in the Severance Agreement) equal to or more than 51% of the total Gross Fair Market Value of all of the company immediately before such acquisition or acquisitions; or (4) there is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the company that requires the approval of the company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such Business Combination.

“Cause” means (i) the executive’s willful and continued failure to substantially perform the executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), subject to notice and cure; (ii) the Compensation Committee’s determination, in good faith, that the executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the company that are demonstrably and materially injurious to the company or (iii) a plea of guilty or nolo contendere by the executive, or conviction of the executive, for a felony under federal or state law.
“Disability” means the inability of the executive to perform the essential functions of the executive’s position, as required, with or without reasonable accommodation, due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period.
“Good Reason” means the occurrence of any of the following events: (1) a material diminution in authority, duties or responsibilities; (2) a material reduction in annual base salary; (3) a material reduction in the target bonus opportunities, long-term incentive opportunities and employee benefits, taken in the aggregate; (4) any requirement of the company that the executive be based more than 50 miles from the facility where the executive is based immediately before the Change in Control; or (5) the failure of the company to obtain an assumption agreement for the Severance Agreement, in each case subject to notice and cure, and prompt termination following such event.
Stock Incentive Plans
The Anixter International Inc. 2006 Stock Incentive Plan, 2010 Stock Incentive Plan and 2017 Stock Incentive Plan (the “Stock Incentive Plans”), provide for “single trigger” vesting and exercisability upon a Change in Control, as defined above; accordingly, upon a Change in Control, all awards granted pursuant to the Stock Incentive Plans that are outstanding as of the date immediately prior to the Change in Control shall automatically and fully vest and become exercisable, and performance goals will be deemed satisfied at target for purposes of determining the vesting level of then unearned performance-based awards.
2018 Potential Payments
The tables set forth below quantify the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control or a qualifying termination of employment following a Change in Control occurred at the company’s 2018 fiscal year-end, which is December 28, 2018.
As noted above,  Robert J. Eck retired as our Chief Executive Officer on June 30, 2018.  Pursuant to the terms of his retirement agreement, in consideration for certain confidentiality provisions, and non-competition and non-solicitation provisions lasting until June 30, 2021, the company agreed to the following revisions to Mr. Eck’s outstanding equity awards:  (1) stock options will expire in accordance with their original terms and (2) restricted stock units and performance-based restricted stock units will remain outstanding and will vest in accordance with their original terms.  Without these revisions, the stock options would have expired, depending on the date of grant, at either 90 days or 12 months following the date of retirement, and the restricted stock units and performance-based restricted stock units would have been forfeited on the date of retirement.  In addition, Mr. Eck received a prorated bonus based on actual performance through June 30, 2018.
Qualifying Termination Following a Change in Control

Name	Salary ($)(1)	Bonus ($)(2)	Health Continuation ($)(3)	Lump Sum Reimbursement for Outplacement Services ($)
William A. Galvin	1,600,000	2,287,500	21,800	15,000
Theodore A. Dosch	1,300,000	1,800,000	19,670	15,000
Robert M. Graham	652,500	925,000	20,596	15,000
Justin C. Choi	970,000	990,000	26,604	15,000
William C. Geary II	562,500	750,000	16,350	15,000

(1)	Salary reflects a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for Messrs. Graham and Geary) of the executive’s annual base salary as in effect on December 28, 2018.

(2)
Bonus reflects the sum of (a) a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for Messrs. Graham and Geary) of executive’s target annual bonus for 2018, plus (b) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination. Since the assumed termination is to have occurred at the company’s 2018 fiscal year-end (December 28, 2018), the pro-rated target annual bonus in clause (b) is equal to the target annual bonus for 2018.

(3)
Health Continuation reflects the subsidized value of medical, dental and vision coverage, as applicable, for a period of 24 months for Messrs. Galvin, Dosch and Choi and 18 months for Messrs. Graham and Geary.

Equity Vesting on Change in Control

Name	Vesting of Restricted Stock Units ($)(1)	Vesting of Performance Restricted Stock Units ($)(1)
William A. Galvin	2,231,602	1,161,814
Theodore A. Dosch	2,442,111	746,777
Robert M. Graham	943,223	305,284
Justin C. Choi	1,086,275	320,694
William C. Geary II	759,115	124,624

(1)	Based on December 28, 2018 stock price of $53.88.
The value of the benefits that would be payable to each named executive officer as described above was calculated without application of any reduction as a result of any excise tax under Code Section 280G.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, presented below is the ratio of the annual compensation of our CEO to our median employee’s annual compensation.
We had two individuals serving in the role of CEO in fiscal 2018. Because Mr. Galvin was appointed CEO mid-way through our fiscal year, we made certain assumptions about his compensation for the entire year for purposes of determining the pay ratio. We adjusted the compensation reported on the Summary Compensation Table in this Proxy Statement to reflect his compensation as if he were CEO for the full fiscal year, by increasing his base salary and non-equity incentive compensation amounts as if he were CEO effective December 30, 2017, the first day of fiscal 2018. For purposes of calculating the pay ratio, this resulted in total annual compensation of $3,534,569 for Mr. Galvin as opposed to the amount shown on the Summary Compensation Table of $3,268,279. The median employee that was used for purposes of calculating the CEO pay ratio is the same employee that was identified for purposes of our 2017 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

The median employee was identified from all full-time and part-time employees (including seasonal and temporary employees), excluding the CEO, employed by the company and its consolidated subsidiaries. However, in reliance on the de minimis exemption under the rule, we excluded non-U.S. employees in certain jurisdictions who in the aggregate comprised less than 5% of our total employees.  In identifying our median employee, we included all 5,889 U.S. employees and 2,237 of our non-U.S. employees (out of a total of 2,657 non-U.S. employees), as described in more detail in our 2017 disclosure. The median employee compensation was determined using total cash compensation, consisting of base salary, overtime pay and cash bonus. We do not broadly provide equity compensation to our employees, so excluding equity did not affect the median employee identification. Wages were annualized for our employees who did not work the entire calendar year.

As noted above, for purposes of determining the pay ratio, Mr. Galvin had 2018 annualized total compensation of $3,534,569 and the median employee’s annual total compensation for 2018 that would be reportable in the Summary Compensation Table was $58,192. As a result, the CEO pay ratio is 61:1 for fiscal 2018.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC requirements, based on our internal records and the methodology described above. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to employ a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, pay ratios reported by other companies may not be comparable to our pay ratio because other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own ratios.
NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards ($)(2)	Total ($)
Lord James Blyth	—	245,114	245,114
Frederic F. Brace	—	245,114	245,114
Linda Walker Bynoe	—	252,634	252,634
Robert J. Eck	32,500	75,077	107,577
Robert W. Grubbs	25,893	59,815	85,708
F. Philip Handy	75,000	150,193	225,193
Melvyn N. Klein	95,000	170,201	265,201
George Muñoz	—	215,175	215,175
Scott R. Peppet	—	215,175	215,175
Valarie L. Sheppard	30,000	215,175	245,175
Stuart M. Sloan	—	215,175	215,175
Samuel Zell	—	390,125	390,125

(1)
Directors who are employees of the company are not compensated for their Board service. Compensation of the directors included (i) an annual retainer of $215,000 ($390,000 for the Chairman), (ii) an annual retainer for each committee chair ($10,000 for the chair of the Compensation Committee, $7,500 for the chair of the Nominating and Governance Committee and $20,000 for the chair of the Audit Committee) and (iii) an annual retainer of $30,000 for each member of the Audit Committee (this is in addition to the annual retainer for the chair).

Directors can elect to have their compensation paid in the form of cash or deferred into vested stock units, except that $150,000 of the annual Board retainer ($325,000 for the Chairman) is automatically paid in stock units.  Amounts are paid quarterly. The number of stock units is determined by dividing the amount due by the closing price of our common stock on the last trading day before the grant date.  The stock units convert to shares of common stock and are paid to the director at a pre-determined time elected by the director.
Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Unit Awards” column. The amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2018. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation.

(2)
Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect our expense with respect to stock units granted for services rendered during 2018. The following stock awards were outstanding at fiscal year-end for each non-employee director:

Name	Vested Outstanding Units	Name	Vested Outstanding Units
Lord James Blyth	68,124	George Muñoz	22,388
Frederic F. Brace	24,848	Scott R. Peppet	11,530
Linda Walker Bynoe	39,577	Valarie L. Sheppard	8,880
Robert J. Eck	1,127	Stuart M. Sloan	39,149
F. Philip Handy	37,908	Samuel Zell	88,793
Melvyn N. Klein	38,528

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth, as of March 25, 2019, certain information with respect to our common stock that may be deemed to be beneficially owned by each director or nominee for director of the company, the named executive officers in the Summary Compensation Table and by all directors and officers as a group.

Name of Beneficial Owner(1)	Stock Units(2)	Common Stock	Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	69,252	—	—	—	*
Frederic F. Brace	25,976	1,200	—	1,200	*
Linda Walker Bynoe	40,268	2,000 (5)	—	2,000	*
Robert J. Eck	39,631	145,209	210,048	355,257	1.0%
F. Philip Handy	38,599	16,295 (6)	—	16,295	*
Melvyn N. Klein	39,311	34,400	—	34,400	*
Jamie Moffitt	1,262	—	—	—	*
George Muñoz	23,378	23,568	—	23,568	*
Scott R. Peppet	12,520	—	—	—	*
Valarie L. Sheppard	9,870	847	—	847	*
William S. Simon(7)	—	—	—	—	*
Stuart M. Sloan	40,139	62,942	—	103,081	*
Charles M. Swoboda(8)	—	—	—	—	*
Samuel Zell	90,589	2,993,397 (9)	—	2,993,397	8.9%
William A. Galvin	58,924	49,819	35,796	85,615	*
Theodore A. Dosch	43,555	53,135	59,184	112,319	*
Robert M. Graham	20,242	15,997	—	15,997	*
Justin C. Choi	17,892	21,694	—	21,694	*
William C. Geary II	17,634	3,815	—	3,815	*
All directors and executive officers as a group including the above named persons	619,904	3,461,423	305,028	3,806,590	11.0%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)
Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant.  Other than for Mr. Sloan, none of the stock units listed in this column will convert within 60 days.  As Mr. Sloan has elected not to stand for reelection to the Board, pursuant to his grant documents, all of Mr. Sloan’s stock units will convert within 60 days.

(3)
All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of our stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s spouse to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	Mr. Simon's first grant of stock units will be issued on April 1, 2019.

(8)	Mr. Swoboda's first grant of stock units will be issued on April 1, 2019.

(9)
The shares of common stock shown in this table include: 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 1,000 of such shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership; 1,449,432 of such shares owned by Samstock/SZRT, L.L.C., whose sole owner is Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 862,147 of such shares owned by Samstock/SIT, L.L.C., whose sole member is Sam Investment Trust, the beneficiaries of which are Mr. Zell and members of his family; 526,277 of such shares owned by KMJZ Investments L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”); 55,588 of such shares owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts; 55,587 shares owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts; and 28,700 of such shares owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of 1,528,299 of such shares, except to the extent of any pecuniary interest therein. A total of 1,449,535 shares are pledged, 717,486 of which are part of the 1,528,299 shares for which Mr. Zell has disclaimed beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely upon its review of the Forms 3, 4 and 5 furnished to the company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, we believe that all of our directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2018.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table sets forth information as of March 25, 2019 with respect to each person who is known by our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,458,383 (1)	13.3%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,123,806 (2)	9.3%
Common	Samstock/SZRT, L.L.C.	1,449,432 (3)	8.9%
	Samstock/SIT, L.L.C. KMJZ Investments L.L.C. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Two North Riverside Plaza Chicago, IL 60606	862,147 526,277 55,588 55,587 28,700 15,666
Common	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,097,848 (4)	6.3%
Common	Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, NY 10022	1,920,452 (5)	5.7%

(1)	According to Schedule 13G, dated January 24, 2019, BlackRock, Inc. has sole power to vote 4,347,775 shares and sole power to dispose of 4,458,383 shares.

(2)
According to Schedule 13G, dated February 11, 2019, The Vanguard Group Inc. has sole power to vote 29,374 shares, shared power to vote 4,305 shares, sole power to dispose of 3,093,547 shares and shared power to dispose of 30,259 shares.

(3)
Samstock/SZRT, L.L.C. is a limited liability company whose sole member is Samuel Zell Revocable Trust. The trustee of Samuel Zell Revocable Trust is Mr. Zell. Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. KMJZ Investments L.L.C. is a limited liability company whose sole members are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The amounts shown for Mr. Zell include (i) 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell, and (ii) 1,000 shares held by Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership. (Also, see the Security Ownership of Management Table in this Proxy Statement.) The total does not include 90,589 restricted stock units owned by Mr. Zell.

(4)	According to Schedule 13G, dated February 8, 2019, Dimensional Fund Advisors LP has sole power to vote 2,019,693 shares and sole power to dispose of 2,097,848 shares.

(5)	According to Schedule 13G dated February 5, 2019, Pzena Investment Management, LLC has sole power to vote 1,030,664 shares and sole power to dispose of 1,920,452 shares.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In 2018, we sold approximately $149,000 of products to The Procter & Gamble Company and its affiliates in arm’s-length transactions. Valarie Sheppard, a member of our Board of Directors, is the Senior Vice President, Comptroller and Treasurer of The Procter & Gamble Company.
Various company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all of our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At its February meeting, the Audit Committee reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 28, 2018, relating to our equity compensation plans under which our common stock is authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,452,915	$49.54	1,707,893

(1)	The number shown is the number of shares that, as of December 28, 2018, may be issued upon exercise of 347,697 outstanding options and vesting of 1,105,218 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of December 28, 2018, may be issued upon exercise of options and other equity awards that may be granted in the future under the plans.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us at our principal offices by December 20, 2019 in order to be considered for inclusion in the company’s proxy statement and proxy relating to the 2020 Annual Meeting of Stockholders. Under our by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by us no earlier than January 24, 2020 and no later than February 24, 2020 in order to be considered at the 2020 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS
Only one Annual Report and Proxy Statement are being delivered to consenting multiple stockholders sharing an address unless we have received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from our website at http://www.anixter.com/InvestorRelations. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.
CONCLUSION
The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 18, 2019
By Order of the Board of Directors

JUSTIN C. CHOI
Executive Vice President, General Counsel & Secretary

ANIXTER INTERNATIONAL INC.
2301 PATRIOT BOULEVARD
GLENVIEW, IL 60026
ATTN: MICHELE NELSON

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ANIXTER INTERNATIONAL INC.

Proposal 1 - Election of Directors:

Nominees:	For	Against	Abstain
1a. Lord James Blyth	☐	☐	☐
1b. Frederic F. Brace	☐	☐	☐
1c. Linda Walker Bynoe	☐	☐	☐
1d. Robert J. Eck	☐	☐	☐
1e. William A. Galvin	☐	☐	☐
1f. F. Philip Handy	☐	☐	☐
1g. Melvyn N. Klein	☐	☐	☐
1h. Jamie Moffitt	☐	☐	☐
1i. George Muñoz	☐	☐	☐
1j. Scott R. Peppet	☐	☐	☐
1k. Valarie L. Sheppard	☐	☐	☐
1l. William S. Simon	☐	☐	☐
1m. Charles M. Swoboda	☐	☐	☐
1n. Samuel Zell	☐	☐	☐

	For	Against	Abstain
Proposal 2 - Advisory vote to approve the Company's executive compensation.	☐	☐	☐
Proposal 3 - Ratification of Ernst & Young LLP as independent registered public accounting firm for Fiscal 2019.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E74209-P22536

ANIXTER INTERNATIONAL INC.
Annual Meeting of Stockholders
May 23, 2019 8:30 AM
Two North Riverside Plaza, 7th Floor, Chicago, IL
This proxy is solicited by the Board of Directors

The stockholders hereby appoint William A. Galvin, Theodore A. Dosch and Justin C. Choi, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANIXTER INTERNATIONAL INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on May 23, 2019, at Two North Riverside Plaza, 7th Floor, Chicago, Illinois, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side